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                                   [GRAPHIC]

                          Plum Creek
                               The nature of business


                                                          1998 ANNUAL REPORT
                                              PLUM CREEK TIMBER COMPANY, L.P.




           In nature as in business

             strength is tested during times of challenge.

How Plum Creek acted in the challenges of 1998

   and created opportunities for new growth

                      is the story of this report.



FIVE-YEAR FINANCIAL HIGHLIGHTS



Plum Creek Timber Company, L.P., is the fifth largest private timberland owner in the United States. The Company owns over 3.3 million acres of timberland in the Northwest, Southern and Northeastern United States, employs a workforce of approximately 2,400 employees, operates 11 manufacturing facilities and is the recognized leader in Environmental Forestry. Owning this vast resource base of some of the world's most productive timberlands allows us to be the preferred supplier of value-added forest products to a variety of specialty markets.

Plum Creek has approximately 65,000 Unitholders and trades on the New York Stock Exchange under the symbol PCL.

                                                                   Year ended December 31,
                                             ------------------------------------------------------------
(In millions, except per Unit)                   1998         1997         1996(1)     1995         1994
Revenues                                     $  699.4     $  725.6     $  633.7     $  585.1     $  578.7

Depreciation, depletion and amortization         69.3         70.2         56.9         54.1         54.1

Operating income                                141.1        173.3        165.0        159.0        164.1

Net income                                       75.4        111.7        223.6        110.7        112.2

Capital expenditures(2)                          64.3         28.3         19.3         30.7         25.8

Net cash provided by operations                 164.0        190.0        171.9        165.2        155.1

Net income per Unit                              0.90         1.72         4.71         2.17         2.36

Cash distributions declared per Unit             2.28         2.20         2.02         1.96         1.67


Operating data:

Northwest timberlands fee timber
harvested (MMBF)                                  495          512          577          562          559

Southern timberlands fee timber
harvested (M Cunits)                              764          799          127

Northeastern timberlands fee timber
harvested (M Tons)                                131

Lumber production (MMBF)                          635          582          461          433          388

Plywood production (MMSF) (3/8" basis)(3)         323          312          297          294          290

MDF production (MMSF) (3/4" basis)                132          127          113          102          123



[1] Included in 1996 results of operations was a gain of $105.7 million related to the Newport Asset Sale. Results include the impact of the Southern Region Acquisition from October 19, 1996, and the Newport Asset Sale from October 12, 1996.

[2] Does not include $181.1 million related to the Maine Timberland Acquisition in 1998 or $560.7 million related to the Southern Region Acquisition in 1996.

[3] Does not include 111 MMSF, 200 MMSF and 37 MMSF for the years ended December 31, 1998, 1997 and 1996, respectively, related to production at the Joyce, Louisiana, plywood facility that was closed in July 1998.




TO OUR UNITHOLDERS

As I reflect on 1998, it was a year of many accomplishments: the acquisition of 905,000 acres in the state of Maine; congressional approval of the 1-90 land exchange in the Cascade Mountains of western Washington; a number of higher and better use land sales--several to conservation groups; the reconfiguration of our manufacturing facilities in Joyce, Louisiana, into a world-class lumber operation; and the announcement of our intention to convert from a Master Limited Partnership (MLP) to a Real Estate Investment Trust (REIT). All of these accomplishments help position Plum Creek as one of the premier companies in the industry and will certainly contribute to the growing value of the Company.

Our financial performance in 1998, however, was not among the year's high points. Despite a strong U.S. economy and housing market, weak demand in Asia caused log and lumber products that are normally sold into the Asian market to be redirected into the U.S. market, putting tremendous downward pressure on prices. The pricing impact was offset in part by favorable results in our plywood, medium density fiberboard (MDF) and Southern resource businesses as well as ongoing sales of higher and better use lands.

Plum Creek's earnings for the year were $75.4 million, or $0.90 per Unit, on revenues of $699.4 million, compared to prior year earnings of $111.7 million, or $1.72 per Unit, on revenues of $725.6 million.

For the year, Northwest lumber prices were 12 percent below the prior year period, and prices for Southern lumber declined 13 percent. Cascades Region domestic log prices declined 13 percent from the prior year, and prices for logs in the Rocky Mountain Region declined 4 percent in 1998 compared to the prior year. Cascades Region export log prices declined 16 percent for the year compared to 1997 levels.

The strategic focus and geographic diversity of our operations helped to partially offset the lumber and log price declines experienced in 1998. Our Southern resource operations and our plywood and MDF product lines performed well. For the year, prices for Southern sawlogs equaled pricing for 1997, while pulp log prices increased 5 percent compared to 1997 levels. Plywood prices for the year were 2 percent above prices achieved for the full year 1997. Although MDF prices were flat year-to-year, our focus on improving production efficiencies substantially decreased costs and improved margins. Earnings also benefited from our active higher and better use land sales program, which generated revenues of $32.8 million for the year.

Looking ahead, our challenges continue, particularly in the marketplace. But the opportunities for Plum Creek are many. Our 3.3 million acres of high-quality timberland make us the fifth largest private timberland owner in the U.S. Our manufacturing businesses--lumber, plywood and MDF--are well capitalized and employ some of the most creative and hardworking people with whom I have had the pleasure to work. These businesses are well-positioned in their respective markets and heavily focused on higher-end, value-added products for a variety of retail and industrial customers who tell us, time and again, that Plum Creek quality is second to none.

Although the impact on the bottom line cannot be directly measured, our efforts to remain the leader in environmentally responsible resource management continue to pay dividends. Our Habitat Conservation Plan (HCP) in western Washington, which protects some 285 wildlife species and the ecosystems they inhabit, celebrated its second anniversary in 1998. Early indications show that the benefits of this plan are exceeding our high expectations. During the year, we made significant progress on our native fish HCP, which will cover 1.7 million acres of our Northwest timberland and provide protection for numerous species of fish.

During the fourth quarter, we successfully completed our $181 million acquisition of 905,000 acres of timberland in Maine. We believe these timberlands are some of the best in the entire Northeastern part of the country. This purchase fits one of our key strategic objectives: expanding and enhancing our timberland ownership and successfully completing acquisitions that are accretive to cash flow.

By December, we had substantially completed a $31 million capital project at our Joyce, Louisiana, complex. The result is a state-of-the-art lumber manufacturing facility with the ability to produce



                                MAP OF OWNERSHIP


                                     [MAP]



over 220 million board feet of lumber annually--more than twice the capacity of the previous plant. In addition, our purchase of a lumber remanufacturing facility in Meridian, Idaho, will not only increase our overall lumber production, but also supply more value-added products to our retail lumber customers.

On October 21, 1998, Congress approved a large land exchange between Plum Creek and the U.S. Forest Service. Several years in the making, this exchange involves almost 70,000 acres of land in the Cascades. It will put thousands of acres of environmentally sensitive lands near the Alpine Lakes Wilderness area into public ownership. In exchange, Plum Creek will receive timberlands more suitable for long-term forest management--a real win-win for the public and the Company.

In February, Unitholders of record as of January 22, 1999, received our proxy statement/prospectus outlining the details of Plum Creek's proposed conversion to a publicly traded REIT. We are very excited about this conversion transaction and believe it will be very beneficial to the Company and to you, our owners, for the following reasons:

        - We believe that the REIT is a superior structure for growth, as it will expand our access to equity and debt capital markets. The REIT will permit a broader base of investors by allowing institutions, such as mutual funds, to invest in Plum Creek, which should enhance investor value compared to remaining an MLP.

        - The REIT conversion will eliminate the General Partner structure we have in the MLP, resulting in the alignment of all shareholder interests and a significantly lower cost of capital. This latter fact will make future acquisitions more accretive to cash flow and more beneficial to investors than can occur under the MLP structure.

        - The conversion will not cause a change to our current annual cash distribution of $2.28 per Unit; and our dividend philosophy, which is to provide stable and rising dividends over time, will not change.

        - Investors will continue to receive favorable tax treatment in the REIT structure. Specifically, investors will continue to receive the flow-through benefit of capital gains, and a significant portion of the quarterly dividend will continue for the next several years to represent a non-taxable return of capital. Tax reporting for investors will also be simplified in the REIT structure--investors will receive a Form 1099 for tax filing purposes, rather than a Schedule K-1.

The conversion has been structured to be tax-free to Unitholders, who will receive one share in the REIT for each Unit currently held. The shares of Plum Creek will continue to be traded on the New York Stock Exchange under the trading symbol "PCL."

Please keep in mind that the conversion transaction will not change who we are or how we conduct our business. Plum Creek will continue to have the same management, assets, and focus on growth and value. We will remain a focused forest products company.

The conversion to the REIT structure will be a major accomplishment for the Company as we become the first timber REIT in the financial marketplace--and just as we have been mentioned as the most successful timber MLP ever, we plan to be the most successful timber REIT ever.

The strategic initiatives that have contributed to our past growth will continue to guide us in the future:

        - Maximizing the Company's overall value through leadership and innovation in economically sound and environmentally responsible resource management.

        - Aggressively pursuing strategic and financially attractive timber acquisitions that enhance the Company's resource base and value over the long term.

        - Focusing on the sale or exchange of lands that have higher and better uses than long-term timber management.

        - Serving value-added industrial and retail markets with high-quality products and services.

As I look to 1999 and beyond, I see a well-positioned Company with exceptional assets, a strong brand name in value-added niche markets, a reputation for environmental initiative, a focused management team and a dedicated workforce. Our challenges will be many, especially during this period of economic uncertainty in Asia, but our opportunities are limitless.

Thank you for your continued support of Plum Creek.


/s/ RICK HOLLEY
-------------------------------------
Rick Holley
President and Chief Executive Officer



                        PLUM CREEK'S STRATEGIC APPROACH

                            TO THE SHIFTING LANDSCAPE

                            OF OUR INDUSTRY GIVES US

                         STRONG ROOTS IN UNCERTAIN TIMES

                     AND PLANTS THE SEEDS OF HEALTHY GROWTH

                              FOR DECADES TO COME.



GROWING VALUE FROM THE GROUND UP

On the verge of the 21st century, the nature of business is change--and a company is as successful as its ability to manage the challenges and leverage the opportunities change brings. Plum Creek's strategic vision serves the Company, our customers and our investors well on both counts.

The Company is guided by a handful of clear, consistent strategies: expanding our resource base; focusing on high-quality products for value-added markets; and being leaders in environmentally responsible resource management.

These strategies, which today are and will continue to be responsible for Plum Creek's value growth over the long term, contribute to our strength and stability in tough times, too. They allow us to remain both focused and flexible in the midst of evolving economies, marketplaces and competition. Our focus allows us to recognize the strategic opportunities that arise; our flexibility, backed by our financial strength, allows us to act on those opportunities when the time is right.

As Plum Creek addressed the difficult market conditions created by the Asian economic crisis during the year, we continued to build the value of the Company for the long term. True to our strategic focus, we took advantage of new opportunities to significantly grow our asset base and strengthen our market position, while enhancing our resource management and environmental leadership.

In a world where change is as inevitable as the seasons, it's how Plum Creek manages change that distinguishes the Company's vision and its growing value--to our investors and our customers.


Plum Creek's strategies for growth allow us to remain strong during adverse market conditions while seizing timely opportunities to acquire new timberlands, upgrade our manufacturing facilities, realize the value of our higher and better use lands, and advance our environmental leadership into the next century.




PLUM CREEK'S NEW NORTHEAST REGION

INCREASES OUR TIMBERLAND BASE BY MORE THAN 37 PERCENT.



GROWING RESOURCE BASE, GROWING DIVERSIFICATION

In November 1998, Plum Creek increased the geographic diversification and value of our resource base by acquiring 905,000 acres of well-managed, productive timberlands in central Maine.

We have gained a new and major presence in the Northeastern United States with our $181.1 million purchase from Sappi Fine Paper, North America (formerly S.D. Warren Company), a subsidiary of South African-based Sappi Limited. The acquisition brings our total ownership to more than 3.3 million acres, making Plum Creek the fifth largest private timberland owner in the nation.

Plum Creek's new Northeast Region reflects our strategic priority to grow our resource base as industry consolidation intensifies and values increasingly belong to the owner of the fiber. Just as important, the acquisition meets our rigorous criteria for high-quality assets that immediately generate positive cash flow on a stand-alone basis and enhance the overall cash flow of the Company. Like our 1996 expansion into the Southern U.S., the Northeast Region strengthens Plum Creek's competitive position by broadening our market base, enhancing our national profile and giving us access to a larger, more diverse asset base.

Our new timberlands are considered among the best in the Northeast-- a nearly equal mix of softwoods and hardwoods on relatively contiguous flat land. Spruce, fir, maple and birch grow at a rate enhanced by good soils, ample rain and a team of professionals who know the land and care about the environment. Over the years, these timberlands have benefited from good silviculture, conservative harvesting and a tradition of stewardship similar to ours--all of which have contributed to



"The acquisition in the Northeast is a great fit for Plum Creek. It leverages our strengths in marketing, forestry and science and lets us expand our knowledge base in hardwoods. It enhances our ability to build and deliver increasing value to our owners--not only now, but for the long term."

Rick Holley,
President and CEO



a smooth transition of ownership and uninterrupted productivity. We have retained the majority of the skilled employees who have managed these lands so thoughtfully over the years.

Ideally situated in the heart of Maine's greatest concentration of sawmills, pulpmills and chipmills, our Northeast timberlands serve a region that enjoys very stable demand and pricing for wood fiber. As part of the purchase, Plum Creek entered into a 25-year fiber supply agreement and an additional 15-year option to provide Sappi with 300,000 to 375,000 tons of hardwood pulpwood annually for its paper facility in Skowhegan, Maine, at market prices. This agreement represents approximately one-third of the total annual harvest from our new timberlands. A mix of hardwood pulpwood, hardwood sawlogs, softwood pulpwood and some softwood sawlogs will be sold to surrounding U.S. and Canadian mills.

We see significant opportunities to build on the success of our new timberlands. Through improved merchandising, we expect to increase the value of each harvest. Getting the highest value out of every log is a trademark of Plum Creek's forestry practices--and a matter of careful sorting on the ground to ensure that each log reaches its highest-value destination. Vigilant sorting by harvesting crews is especially valuable with hardwoods, which can be directed to many different types of end-use applications.

Other value-added opportunities include the potential for conservation transactions. Plum Creek is negotiating with the State of Maine for easements on our timberlands located along portions of Moosehead Lake, the Kennebec River and Flagstaff Lake. These easements would relinquish development rights, but retain harvesting rights, on approximately 3,000 acres of our property's



"Our new Maine timberlands will deepen our understanding of national markets. They also contribute to a very good mix of resources, giving us a broader, more diverse foundation to take full advantage of market upswings across the U.S. and minimize the effects of any regional downturns."

Jim Lehner,
General Manager, Northeast Region








           OUR FORESTERS ARE CONTINUALLY FINDING NEW WAYS TO MAKE OUR
                          TIMBERLANDS MORE PRODUCTIVE.





                                 [PHOTOGRAPHS]



CLOCKWISE FROM TOP LEFT. Forester Dan Lamontagne takes a core sample from a mature red pine in Bingham, Maine. A stand of Douglas fir in the Murr Creek area near Kalispell, Montana. Little Bitterroot Lake, in the Salish Mountains of Montana, surrounded by managed forest.




                     THE MODERNIZATION OF OUR JOYCE SAWMILL
             DOUBLES ITS CAPACITY TO SERVE OUR VALUE-ADDED MARKETS.





most scenic and popular recreation land. We will pursue other opportunities for future conservation agreements in keeping with our strategic intent to optimize the value of our higher and better use lands.

In 1999, we will review our Environmental Principles to ensure that Northeast management issues and practices are carefully considered and incorporated. Although no significant environmental issues exist on our new lands, we recognize that Plum Creek's environmental leadership and forest management practices were a major factor in successfully acquiring them. We look forward to managing the growing value of our Northeast Region with the same innovation and care that we bring to all of our timberland holdings.

INVESTING IN MARKET-DRIVEN MANUFACTURING

As 1998 drew to a close, the first lumber began coming off the lines at Plum Creek's new state-of-the-art sawmill in Joyce, Louisiana. The high-volume, multi-line sawmill is constructed on the site of the former plywood plant and sawmill that Plum Creek acquired with our Southern timberlands in 1996.

The $31 million modernization of the Joyce facility represents a strategic investment that builds on Plum Creek's expertise in serving targeted markets with high-quality products. Our Southern lumber operations will be strengthened through improved productivity and efficiency. With an annual capacity of 220 million board feet--double that of the old sawmill--our new plant is one




"Plum Creek's new state-of-the-art sawmill at Joyce will allow us to capture greater value from our timber resource through higher productivity and efficiency. The dedicated workforce at Joyce has a reputation for manufacturing products of high quality; we look forward to growing the operation from its new base."

Charlie Grenier,
Executive Vice President






of the largest in the United States. Together, its size and flexible technology will allow us to generate more value from our Southern assets over the long term and meet the evolving needs of the market niches we serve.

Plum Creek's market-driven manufacturing strategy also prompted our acquisition of a remanufacturing facility in Meridian, Idaho. This highly successful plant, which we purchased in May from Canfor USA, has allowed us to expand our strong position in the do-it-yourself retail market and meet the demand for new value-added products.

Today, more than half of the lumber Plum Creek produces is committed to specific value-added customer programs. The vast majority of these programs serve the growing retail home center market for repair and remodeling, a highly desirable market segment that is less cyclical and more recession-proof than the new-construction market. Our Meridian facility will enhance our ability to meet retailers' growing demand for high-quality lumber products. Based on existing customer commitments, this flexible, market-driven facility purchases lumber from a wide variety of suppliers--including our own mills in Montana--grades it to proprietary standards and sells it to national home centers, many of which are among Plum Creek's largest customers. With a strong reputation for high-quality products and services, and easy access to a wide variety of wood sources, Meridian represents a strategic and significant growth opportunity for Plum Creek.

GROWING PRODUCTIVITY IN OUR SOUTHERN TIMBERLANDS

In addition to improving our manufacturing facilities in 1998, Plum Creek developed a plan to make our Southern timberlands more productive for decades to come.



"Our new remanufacturing facility at Meridian, Idaho, is a successful operation that has been smoothly integrated into our Northwest lumber business from day one. The employees are experts in pine boards and edge-glued lumber. They bring a lot to the table--and it's all compatible with Plum Creek's reputation for high-quality, value-added products and service."

Henry Ricklefs,
General Manager, Lumber




                     NEW MANAGEMENT PRACTICES IN THE SOUTH

               WILL INCREASE YIELDS AND SHORTEN ROTATION CYCLES.



Based on the expertise of the foresters and research scientists who manage our Southern pine plantations, our new plan applies the latest science and silviculture to optimize timber growth. The plan draws on three management practices for maximizing Southern pine growth: bedding sites as needed to raise the planting rows out of standing water; controlling grasses and weeds that compete with the pines' development; and periodically applying a phosphorus-rich fertilizer where site-specific soil and needle samples indicate the need. Although Plum Creek's Southern timberlands are already very productive, our research indicates that this program can significantly increase their productivity. The bottom line: these efforts will enhance the value of every acre of our timberland, while leaving both soil and site healthier in the process.

To ensure that our new management practices deliver the projected return on investment, our foresters will compare tree growth every three years against the specific Standards of Growth Performance we have established. We will continue building on our knowledge base and applying new silvicultural advances that enhance the growth and yield of our timberlands--increasing the value of Plum Creek's resource base.

PRESERVING SPECIAL PLACES

Plum Creek recognizes that portions of our timberland ownership have unique ecological, recreational or historic values that outweigh their economic value. In 1998, we worked with Congress to enact legislation that will consummate a major land exchange with the federal government in 1999. In addition, we successfully negotiated with a number of conservation buyers to complete transactions that will transfer several special places into public ownership.


In our Southern pine plantations, Plum Creek is initiating new management practices designed to optimize timber growth and significantly increase the productivity of every acre. These silvicultural advances will also enhance the health of the soil and the site for future plantings.




1-90 Land Exchange Over the years, land exchanges with the federal government have been fundamental to Plum Creek's vision of responsible asset management and stewardship. This year, we formalized Washington state's largest land exchange in 50 years, with far-reaching benefits for everyone involved.

In the 1-90 Land Exchange, Plum Creek agreed to trade approximately 54,000 acres of our most biologically sensitive and heavily recreated lands in Washington for almost 17,000 acres of productive, federally owned timberlands in other parts of the state. The lands we will receive are more accessible, easier to manage and subject to fewer biological and recreational concerns. They will give us a future of more reliable harvests closer to our customer base.

The exchange will eliminate much of the "checkerboard" land ownership pattern in the central Cascades, consolidating it in a way that improves public and private land management and benefits wildlife. Federally owned lands will now encompass a rich, uninterrupted wildlife corridor from the Alpine Lakes Wilderness Area to Mount Rainier National Park--an important "biological connection" for the north-south movement of spotted owls and other species dependent on mature forests. The certainty that this vital ecosystem will be preserved for wildlife habitat will be one of the land exchange's greatest legacies.

The exchange is the culmination of a process that was open and responsive to public input, which included 18 Native American tribes and numerous environmental and conservation



"The 1-90 Land Exchange resolves a lot of long-standing land use issues in the Cascades. Going forward, it will make public and private land management easier and more effective, with tremendous benefits for all concerned. It's really a success story of putting the right lands in the right hands."

Bill Brown,
Vice President, Strategic Business Development





                                  [PHOTOGRAPH]

            PLUM CREEK WORKS IN PARTNERSHIPS THAT ENSURE PREDICTABLE
                     FOREST MANAGEMENT FOR DECADES TO COME.




                                 [PHOTOGRAPHS]



CLOCKWISE FROM TOP LEFT: A young conifer. Thorp Lake is one of the many special places that would come under public ownership through the I-90 Land Exchange. A forested hillside in the Cascades.



                     WE BELIEVE IN HONORING AND PROTECTING

                     SPECIAL PLACES FOR FUTURE GENERATIONS.



organizations. Through the leadership of U.S. Senators Slade Gorton and Patty Murray and Congressman Doc Hastings, the final legislation approved by Congress represents a bipartisan effort that considered all interests in the region. Fully two-thirds of our newly acquired lands will be managed under the guidelines of our existing Habitat Conservation Plan.

The landscape of ownership shaped by the 1-90 Land Exchange is a carefully crafted solution that allows public and private interests to manage their assets more effectively and with greater certainty for generations to come.

Preserving history at Glade Creek Camp Plum Creek's strategic commitment to realize the value of our higher and better use lands in a thoughtful manner has great potential to benefit the interests of both the Company and the public. In August, we realized some of that potential with the sale of Glade Creek Camp to the Idaho Heritage Trust.

The 160-acre parcel of land includes one of the most historically and culturally valuable sites on the entire Lewis and Clark Trail. Glade Creek Camp is the only campsite in Idaho that remains essentially the same today as it was in September 1805, when the explorers stopped there and Meriwether Lewis recorded it in his journal. The site holds significance for the Nez Perce Tribe, who saved the explorers from starvation and showed them the way across the rugged Rockies. Public interest in the site has grown with its mention in Stephen E. Ambrose's best-selling account of the expedition, Undaunted Courage, and with the approaching bicentennial of the Lewis and Clark expedition. The State of Idaho is developing a plan to preserve the site's historical significance.



"...this nearly pristine site will be forever maintained as Lewis and Clark knew it. It is a perfect gem of a site, about as pretty and untouched as any Lewis and Clark campground from St. Louis to the Pacific Coast. This is public-private partnership at its best. Hats off to Plum Creek and the State of Idaho."

Stephen E. Ambrose,
author of Undaunted Courage





Lindbergh Lake One of the most scenic areas in western Montana has been protected with Plum Creek's sale to the federal government of 1,800 acres at the south end of Lindbergh Lake. Located near the Mission Mountains Wilderness Area, the land includes over four miles of pristine waterfront and is home to grizzly bears, elk and deer. Its proximity to Missoula and Kalispell makes it a major recreational area as well. Congress appropriated $10 million from the Land and Water Conservation Fund to acquire the property from Plum Creek, which entered into a creative partnership with the Trust for Public Lands and the U.S. Forest Service. Montana's congressional delegation and a broad coalition of conservation groups were instrumental in completing the transaction for this special place. We expect to sell an additional 700 acres in the area to the federal government in 1999.

Upper Ouachita National Wildlife Refuge In 1998, Plum Creek sold 4,750 acres of prime habitat for the threatened red-cockaded woodpecker to The Nature Conservancy (TNC) of Louisiana. The land will be added to the Upper Ouachita National Wildlife Refuge in Louisiana and Arkansas. U.S. Fish and Wildlife Service officials project that the land could ultimately support up to 20 clusters of woodpeckers in what is the largest financial project ever undertaken by TNC of Louisiana.

Like all of Plum Creek's strategic initiatives, our land management is continually infused with fresh ideas and insight, new advances in science and technology, and a culture that places a high value on personal initiative. It is a living example of how Plum Creek has positioned itself to acknowledge change and channel it in ways that carry the Company forward--into market leadership and growing value.



With the sale of Plum Creek's higher and better use lands in 1998, more than 7,900 acres of wildlife habitat will be transferred into public ownership for conservation. Much of it is important habitat to the endangered and threatened species indigenous to these areas.




                          OUR ENVIRONMENTAL PRINCIPLES

                LOOK GOOD ON PAPER-AND EVEN BETTER IN PRACTICE.


At Plum Creek, our Environmental Principles are more than words. They are daily working guidelines for everything we do. From our timberlands to our manufacturing facilities, we have made significant progress in improving our practices since we adopted these principles in 1991. Along the way, we have built a strong track record of environmental stewardship. So when we say Plum Creek is a leader in environmentally responsible resource management, it's more than just words. It's the way we do business.




LEADING THE WAY


[PHOTOGRAPH]


IN THE FOREST

Furthering our commitment to sustainable forestry In 1998, Plum Creek was one of the first timber companies to commit to the third-party verification program of the Sustainable Forestry Initiative (SFI). Developed by the American Forest & Paper Association, the SFI program sets forth a comprehensive nationwide approach to responsible forest stewardship. Similar to Plum Creek's own Environmental Principles, SFI principles are designed to ensure that forest management is integrated with the conservation of soil, air and water resources, wildlife and fish habitat, and aesthetics. Building on previous audit initiatives (see below), we will institute a third-party verification program, in which independent teams will conduct audits of each of our four operating regions over a three-year cycle. These audits will measure adherence to the objectives and performance measures established by SFI as well as our own Environmental Principles.

Further strengthening Plum Creek's commitment to SFI is our enhanced policy on log procurement, which will be fully implemented by the end of 1999. Our new policy requires that all logs delivered to Plum Creek mills be harvested by trained logging professionals who demonstrate adherence to SFI principles. Our goal: to assure our customers and the public that all Plum Creek products are derived from logs harvested in an environmentally responsible manner.

Environmental performance reviews In 1998, Plum Creek completed our fourth year of resource audits with the assistance of PricewaterhouseCoopers LLP, an internationally recognized auditing firm. The results of the internal audits showed continued excellence in applying our Environmental Principles to day-to-day harvest activities. Areas of significant achievement included prudent planning and administration, greater sensitivity to visual aesthetics, and innovative road and bridge design to enhance water quality.




Our timberlands in Montana were also audited by the State for environmental performance and water quality protection. Eleven sites were randomly selected for inspection by the State-led multidisciplinary team. The findings: six sites received a 100 percent rating. Our overall rating was 98 percent--significantly above statewide averages and among the best in the state.

Reforestation Timberland regeneration is key to sustainable forest management. Before harvesting occurs on any of our lands, Plum Creek foresters have already made plans for the next generation of trees. Care is taken to plant seedlings that will grow best in each area, depending on elevation, slope and geography. In 1998, Plum Creek planted more than 15 million seedlings.

In areas where natural reforestation is the best alternative, we monitor growth and supplement with planting as needed. We also participate in research cooperatives with other companies to improve tree growth and develop trees that are resistant to insects and disease.

Conservation agreements Plum Creek's protection of wildlife habitat is an example of our environmental leadership. In addition to successfully implementing our Environmental Principles, we now manage more than a quarter-million acres under conservation agreements. The habitats of hundreds of species are protected by these agreements, including five species listed as threatened under the Endangered Species Act.

Marking HCP progress In 1996, Plum Creek initiated a Habitat Conservation Plan (HCP) that provided unprecedented habitat protection in the central Cascades for 285 wildlife species on 170,000 acres. Just two years into the 50-year plan, we have demonstrable progress to report.


[PHOTOGRAPH]




                  OUR HABITAT CONSERVATION PLAN REAFFIRMS THE

            LINK BETWEEN A HEALTHY ECOSYSTEM AND A HEALTHY BUSINESS.



        - We have completed detailed scientific analysis in 13 of the 20 watersheds to be studied in the HCP area.

        - Monitoring has confirmed a stable population of spotted owls on these lands over the last two years, including 85 juveniles.

        - We have closed or restricted access to 24 roads to address watershed concerns and habitat requirements for wolves, grizzly bears and other species included in the HCP.

        - Our scientists discovered the Larch Mountain salamander, a species not previously known to exist in the western Cascades. It is protected under the HCP.

Just as Plum Creek's leading-edge science played a role in the HCP's development, it now plays a role in implementation and monitoring. The plan draws on advanced aquatic monitoring systems, and on landscape and information technology that is setting a recognized scientific standard for conservation efforts throughout the country.

Developing a Native Fish HCP for other Northwest lands. As we realize the benefits of the Cascades HCP, we are developing a similar long-term management agreement for bull trout and other native fish species in Montana, Idaho and Washington. Due to increasing concern for the welfare of all fish species in the Northwest, the HCP's scope will voluntarily extend beyond bull trout protection to include other native fish such as salmon and steelhead.

Generally, the "four Cs" of habitat conditions that are good for bull trout--water that is clean, cold, complex and connected--are good for other native fish species. For this reason, it makes good business and environmental sense to protect as many aquatic species as possible under the new HCP. We are



[PHOTOGRAPH]





[PHOTOGRAPH]



currently developing the Environmental Impact Statement and negotiating mitigation requirements to arrive at a plan that serves the Company, the public interest and the well-being of this natural resource for decades to come.

IN OUR MILLS

Performance audits       In addition to audits of our timberlands, Plum Creek
conducts internal and third-party audits of our manufacturing facilities to ensure compliance with our Environmental Principles and state and federal laws.

In 1998, Plum Creek again retained CH2M Hill, a highly respected environmental management firm, to audit the environmental performance of all of our manufacturing sites. The results of this year's audits show that we are protecting water and air quality, properly handling hazardous material and stormwater runoff, and minimizing energy consumption.

According to CH2M Hill, "Overall, Plum Creek has a very good compliance status that CH2M Hill believes is above the industry average."

Air quality       In our Montana mills, design and installation of
state-of-the-art emission control technology has resulted in a 63 percent decrease in particulate emissions over the past five years. In 1998, major changes to the fuel-handling system at our Ksanka sawmill resulted in the elimination of two air-emission sources, a reduction of fugitive dust emissions and a decrease in the amount of waste materials destined for a landfill.

By upgrading the particulate-control device in the boiler at our Huttig, Arkansas, sawmill, we have also reduced particulate emissions by over 65 percent.




[PHOTOGRAPH]



Wood fiber recovery       Because of Plum Creek's commitment to fully utilize
all trees harvested, we have developed innovative ways to eliminate waste and put all our wood fiber to work. Bark from logs is used for boiler fuel at our mills or sold for use as landscape materials. Short and low-grade pieces of lumber that previously were chipped for pulp are now finger-jointed to make longer, stronger pieces of lumber. Sawdust and planer shavings that were once burned are now raw materials for the world's highest-grade medium density fiberboard, Plum Creek's MDF(2). We continue to research new and better ways to increase the utilization and value of every log.

A safe workplace     Providing a safe and healthy work environment is another
commitment Plum Creek takes seriously. Safe work practices are recognized and reinforced through peer feedback. In 1998, to protect and promote the health and safety of our employees, we instituted a Company-wide drug-testing program in which all employees are randomly tested for drugs and alcohol.

INTO THE FUTURE

In 1999, Plum Creek will implement third-party verification audits of our timberlands. These audits will include compliance with the principles of the SFI as well as our own Environmental Principles. We will also introduce our Environmental Principles in our newly acquired Maine timberlands with careful consideration for the region's lands, forestry methods and environmental issues.

At Plum Creek, environmental leadership means putting our principles into action--throughout the year and throughout our Company.




COMBINED STATEMENT OF INCOME

                                                            Year Ended December 31,
                                                  ---------------------------------------------
                                                     1998             1997              1996
                                                  ---------         ---------         ---------
                                                         (In thousands, except per unit)
Revenues .................................        $ 699,370         $ 725,571         $ 633,741
                                                  ---------         ---------         ---------
Costs and Expenses:
     Cost of goods sold ..................          505,366           503,259           429,897
     Selling, general and administrative .           52,917            49,031            38,856
                                                  ---------         ---------         ---------
      Total costs and expenses ...........          558,283           552,290           468,753
                                                  ---------         ---------         ---------

Operating income .........................          141,087           173,281           164,988

Interest expense .........................          (60,622)          (60,364)          (50,141)
Interest income ..........................            1,042             1,113             1,291
Gain (loss) on disposition of assets - net             (805)           (1,223)          108,852
Reorganization costs .....................           (4,763)
Other expense - net ......................               14            (1,031)
                                                  ---------         ---------         ---------

Income before income taxes ...............           75,953           111,776           224,990
Provision for income taxes ...............              517                80             1,391
                                                  ---------         ---------         ---------

Net income ...............................        $  75,436         $ 111,696         $ 223,599


General Partner interest .................           33,713            31,918            27,777
                                                  ---------         ---------         ---------
Net income allocable to Unitholders ......        $  41,723         $  79,778         $ 195,822
                                                  ---------         ---------         ---------
Net income per Unit ......................        $    0.90         $    1.72         $    4.71
                                                  ---------         ---------         ---------

See accompanying Notes to Combined Financial Statements.






COMBINED BALANCE SHEET

                                                        December 31,
                                               ------------------------------
                                                   1998               1997
                                               -----------         ----------
                                                         (In thousands)
ASSETS
Current assets:
  Cash and cash equivalents ..............     $   113,793         $  135,381
  Accounts receivable ....................          32,007             28,698
  Inventories ............................          55,963             58,956
  Timber contract deposits ...............           2,647              3,711
  Other current assets ...................           6,053              5,508
                                               -----------         ----------
                                                   210,463            232,254

Timber and timberlands - net .............       1,030,484            887,694
Property, plant and equipment - net ......         186,179            163,556
Other assets .............................          11,117             17,393
                                               -----------         ----------
Total assets .............................     $ 1,438,243         $1,300,897
                                               -----------         ----------

LIABILITIES
Current liabilities:
  Current portion of long-term debt ......     $    18,400         $   18,400
  Accounts payable .......................          15,320             12,990
  Interest payable .......................          10,964              9,556
  Wages payable ..........................          14,795             17,156
  Taxes payable ..........................           4,081              4,757
  Workers' compensation liabilities ......           1,550              1,450
  Other current liabilities ..............          15,766              9,683
                                               -----------         ----------
                                                    80,876             73,992

Long-term debt ...........................         742,608            584,000
Line of credit ...........................         200,000            161,000
Workers' compensation liabilities ........           7,495              8,466
Other liabilities ........................           1,849              3,102
                                               -----------         ----------
Total liabilities ........................       1,032,828            830,560
                                               -----------         ----------

Commitments and contingencies

PARTNERS' CAPITAL
Limited Partners' Units ..................         406,857            469,824
General Partner ..........................          (1,442)               513
                                               -----------         ----------
Total partners' capital ..................         405,415            470,337
                                               -----------         ----------
Total liabilities and partners' capital ..     $ 1,438,243         $1,300,897
                                               -----------         ----------



See accompanying Notes to Combined Financial Statements.




COMBINED STATEMENT OF CASH FLOWS


                                                                  Year Ended December 31,
                                                     ---------------------------------------------
                                                       1998               1997             1996
                                                     ---------         ---------         ---------
                                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income .................................        $  75,436         $ 111,696         $ 223,599
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation, depletion and
    amortization ............................           69,287            70,243            56,945
   Loss (gain) on property
    dispositions - net ......................              805             1,223          (108,852)
   Working capital changes, net of effect
    of business acquisitions and disposition:
    Accounts receivable .....................           (3,309)           (5,001)            8,053
    Inventories .............................            6,974            (5,072)           (1,052)
    Timber contract deposits ................            1,064             2,276             1,663
    Other current assets ....................             (513)            9,517           (10,579)
    Accounts payable ........................            2,330              (453)           (2,328)
    Interest payable ........................            1,408                26             1,987
    Wages payable ...........................           (2,361)            3,969               (77)
    Taxes payable ...........................             (676)             (518)             (661)
    Workers' compensation liabilities .......              100                                (868)
    Other current liabilities ...............            6,083               471             2,148
   Other ....................................            7,376             1,599             1,970
                                                     ---------         ---------         ---------
Net cash provided by operating activities ...          164,004           189,976           171,948
                                                     ---------         ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Southern Region acquisition ................                                             (555,966)
 Proceeds from Newport Asset sale ...........                                              148,676
 Business acquisitions ......................          (12,353)
 Additions to other properties ..............          (54,927)          (28,348)          (19,280)
 Proceeds from other property
  dispositions ..............................            1,457               917             7,329
 Other ......................................              (11)             (649)
                                                     ---------         ---------         ---------
 Net cash used in investing activities ......          (65,834)          (28,080)         (419,241)
                                                     ---------         ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash distributions .........................         (140,358)         (133,007)         (110,116)
 Borrowings on lines of credit and
  bridge facility ...........................          695,000           814,950           948,250
 Payments on lines of credit and
  bridge facility ...........................         (656,000)         (814,950)         (884,750)
 Issuance of long-term debt .................                                              200,000
 Retirement of long-term debt ...............          (18,400)          (17,400)          (14,100)
 Issuance of Limited Partner Units ..........                                              144,297
                                                     ---------         ---------         ---------
 Net cash provided by (used in) financing
  activities ................................         (119,758)         (150,407)          283,581
                                                     ---------         ---------         ---------
Increase (decrease) in cash and cash
 equivalents ................................          (21,588)           11,489            36,288
Cash and cash equivalents:
 Beginning of year ..........................          135,381           123,892            87,604
                                                     ---------         ---------         ---------
 End of year ................................        $ 113,793         $ 135,381         $ 123,892
                                                     =========         =========         =========

SUPPLEMENTARY CASH FLOW INFORMATION

Cash paid during the year for:
 Interest paid - net ........................        $  58,785         $  59,650         $  46,635
 Income taxes paid - net ....................        $     362         $     737         $     972

Noncash investing and financing activities:
 Business acquisition .......................        $ 177,060
 Issuance of unsecured debt for
  business acquisition ......................        $ 177,060



See accompanying Notes to Combined Financial Statements.





NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1.  ACCOUNTING POLICIES

        Basis of Presentation. Plum Creek Timber Company, L.P. (the "Partnership"), a Delaware limited partnership, Plum Creek Manufacturing, L.P. ("Manufacturing"), and Plum Creek Marketing, Inc. ("Marketing"), own, manage and operate approximately 3.3 million acres of timberland and 11 wood products conversion facilities in the Northwest, Southern and Northeastern United States. The Partnership owns 98% of Manufacturing and 96% of Marketing. Plum Creek Management Company, L.P. (the "General Partner"), manages the businesses of the Partnership, Manufacturing and Marketing and owns the remaining 2% General Partner interest of Manufacturing and 4% of Marketing. As used herein, "Company" refers to the combined entities of the Partnership, Manufacturing and Marketing.

        The combined financial statements of the Company include all the accounts of the Partnership, Manufacturing and Marketing. All significant intercompany transactions have been eliminated in combination.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Net Income per Unit. Net income per Unit is calculated using the weighted average number of Units outstanding, divided into the combined Partnership net income, after adjusting for the General Partner interest. The weighted average number of Units outstanding was 46,323,300, 46,323,300 and 41,619,803 for the years ended December 31, 1998, 1997 and 1996, respectively.

        Revenue Recognition. Revenues received from the sale of logs, wood products and by-products, primarily wood chips, are generally recorded as revenue at the time of shipment. Sales are denominated in U.S. dollars. Sales of timberlands identified by the Partnership as higher and better use lands (for use other than for forest management purposes) are included in revenues when the sale is consummated.

        Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Substantially all of the cash and cash equivalents are deposited with one financial institution.

        Inventories. Logs, work-in-process, and finished goods inventories are stated at the lower of average cost or market on the last-in, first-out ("LIFO") method. Cost for manufactured inventories includes raw materials, labor, supplies, energy, depreciation and production overhead. Cost of log inventories includes timber depletion, stumpage, associated logging and harvesting costs, road costs and production overhead. The average cost method is used to value the Company's supplies inventories.

        Timber and Timberlands. Timber and timberlands, including logging roads, are stated at cost less depletion for timber previously harvested and accumulated amortization. Cost of the Partnership's timber harvested is determined based on the volume of timber harvested in relation to the amount of estimated recoverable timber. The Partnership estimates its timber inventory using statistical information and data obtained from physical measurements, site maps, photo-types and other information gathering techniques. For timberlands located in the Southern and Northeastern United States, estimates of future growth and costs related thereto are also made. The cost of logging roads is amortized over the estimated useful life on a straight-line basis.

        Property, Plant and Equipment. Property, plant and equipment is stated at cost. Improvements and replacements are capitalized. Depreciation is provided for on a straight-line basis for buildings and improvements (over 20 to 31-1/2 years) and on a unit-of-production basis for machinery and equipment, which approximates a straight-line basis. Maintenance and repairs necessary to maintain properties in operating condition are expensed as incurred. The cost and related accumulated depreciation of property sold or retired are removed from the accounts and any gain or loss is recorded.

        Income Taxes.   The Partnership and Manufacturing are not subject to
federal income tax and their income or loss is included in the tax returns of individual Unitholders. The Partnership files composite returns in the states in which it does business, paying taxes on behalf of nonresident Unitholders. State taxes paid on behalf of nonresident Unitholders are included in other expense. Marketing, as a separate taxable corporation, provides for income taxes on a separate company basis.

        Employee Pension and Retirement Plans. The Company adopted
Statement of
Financial Accounting Standards ("SFAS") No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"), in 1998. The provisions of SFAS 132 revise employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of these plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. See
Note 11 to Notes to Combined Financial Statements.

        Unit-Based Compensation Plans. The Company accounts for Unit-based compensation plans under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). See Note 12 to Notes to Combined Financial Statements for discussion of the above referenced plans.

        Segment Reporting. The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), in 1998. SFAS 131 supercedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The adoption of SFAS 131 did not affect results of operations or financial position but did affect the disclosure of segment information. Prior year amounts have been restated in order to conform to the 1998 presentation. See Note 15 to Notes to Combined Financial Statements.

        New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes a new model for accounting for derivatives and hedging activities. The implementation of SFAS 133 is required for financial statements issued for periods beginning after June 15, 1999; early application is permitted. Adoption of this standard is not expected to have a material impact on the Company's financial position, results of operation or cash flows.




NOTE 2.  REORGANIZATION

        On June 8, 1998 the Partnership announced that the Board of Directors of PC Advisory Corp. I ("Advisory Corp"), the ultimate general partner of the Partnership, had authorized the Partnership to seek approval from its Unitholders to convert (the "Conversion Transaction") its structure from a publicly traded Master Limited Partnership into a publicly traded Real Estate Investment Trust (the "REIT"). The Conversion Transaction is conditioned upon the approval of the holders of two-thirds of the Partnership's outstanding Units. In connection with the Conversion Transaction, the Unitholders will exchange, on a one-for-one basis, their Units for shares of common stock in the REIT. The General Partner will exchange its general partner interest in the Partnership and Manufacturing and its interest in Marketing for a 27% equity interest in the REIT and will also receive certain control rights. The solicitation of Unitholder approval of the Conversion Transaction and the exchange of shares in the REIT for the Partnership's outstanding Units was made by means of a proxy statement/prospectus provided to the Unitholders of record as of January 22, 1999. Reorganization costs are being expensed in the period incurred and are reflected as a separate line item in the financial statements.

        On September 11, 1998, a Unitholder, individually and as a purported representative of all Unitholders as of June 8, 1998 (the "Plaintiff"), filed a purported class action lawsuit (the "Action") in the Court of Chancery in the State of Delaware against the Partnership, the General Partner and Advisory Corp (collectively, the "Plum Creek Defendants"), alleging that the General Partner's receipt of a 27% equity interest in the REIT violates the General Partner's and Advisory Corp's fiduciary duties to the Unitholders.

        On November 17, 1998, the Plaintiff filed an amended complaint which also challenged the General Partner's receipt of certain special voting and board nomination rights. On December 17, 1998, the Delaware Court of Chancery granted the Plum Creek Defendants' motion to dismiss. On January 11, 1999, the Plaintiff filed a notice of appeal in the Supreme Court of the State of Delaware with respect to the Action. The Plum Creek Defendants intend to continue to vigorously defend themselves in connection with this appeal.

        On February 8, 1999, the Plaintiff in the Action, individually and as a purported representative of all Unitholders, filed a second purported class action lawsuit in the Court of Chancery in the State of Delaware against the Plum Creek Defendants. This new action alleges that the Partnership's proxy statement/prospectus, included in a registration statement filed with the Securities and Exchange Commission on January 28, 1999, is false and misleading. The proxy statement/prospectus has been provided to all Unitholders of record as of January 22, 1999, in connection with the Special Meeting of Unitholders scheduled for March 22, 1999, at which approval of the Conversion Transaction will be sought. The Plaintiff claims that, through alleged misstatements and omissions, the General Partner and its affiliate have breached a fiduciary duty of candor to the Unitholders. The Plum Creek Defendants dispute the Plaintiff's allegations and intend to defend themselves vigorously.

        The General Partner's decision to proceed with the Conversion Transaction is in the sole discretion of the General Partner, subject to receipt of the requisite Unitholder's approval and satisfaction of the other conditions precedent in the Conversion Agreement. The General Partner currently expects to delay the consummation of the Conversion Transaction until the Action, including the appeal and any additional claims that may be brought, is fully resolved to the General Partners' satisfaction.

NOTE 3.  ACQUISITION

        On November 12, 1998, the Partnership acquired 905,000 acres of forest lands in central Maine (the "Maine Timberland Acquisition") from S.D. Warren Company, a Pennsylvania corporation, for a purchase price of $180.0 million, plus $300,000 for working capital. As part of the acquisition, the Partnership entered into a long-term fiber agreement to supply fiber to S.D. Warren Company's paper facility in Skowhegan, Maine at prevailing market prices. The acquisition was accounted for as a purchase and the operations of the business acquired have been included in the Company's combined financial statements from the date of acquisition. The total purchase price of $181.1 million, including $700,000 of acquisition costs and $105,000 of assumed liabilities, was allocated as follows (in thousands):

         Timber and Timberlands ...................            $177,618
         Property, Plant and Equipment ............               2,940
         Other Assets .............................                 590
                                                               --------
         Total Assets Acquired ....................            $181,148
                                                               ========
         Total Liabilities Assumed ................            $    105
                                                               ========

        The acquisition was financed with approximately $4 million cash and the balance with unsecured promissory notes that were issued to the seller (Senior Notes due 2011, see Note 7 to Notes to Combined Financial
Statements). The Senior Notes due 2011 have an average maturity of 10 years with effective interest rates ranging from 7.16% to 7.32%.

        The unaudited combined results of operations of the Company on a pro forma basis as though the Maine Timberland Acquisition and the issuance of the Senior Notes due 2011 had occurred as of the beginning of the years ended December 31, 1998 and 1997, were as follows (in thousands, except per Unit):


                                                      1998            1997
                                                    --------        --------
         Revenues ..........................        $739,000        $774,032
         Net Income ........................          73,540         110,987
         Net Income Allocable to Unitholders          39,865          79,083
         Net Income per Unit ...............        $   0.86        $   1.71

        The pro forma financial information is not necessarily indicative of results of operations that would have occurred had the Maine Timberland Acquisition occurred as of those dates or of results which may occur in the future.


NOTE 4.  ACCOUNTS RECEIVABLE

        Accounts receivable were presented net of allowances for doubtful accounts of $1,323,000 and $1,285,000 at December 31, 1998 and 1997,
respectively.




NOTE 5.  INVENTORIES

        Inventories consisted of the following at December 31 (in thousands):

                                                 1998             1997
                                               -------          -------
         Raw materials (logs) .......          $25,129          $29,177
         Work-in-process ............            6,554            6,108
         Finished goods .............           15,831           15,295
         Export logs ................               53              715
                                               -------          -------
                                                47,567           51,295
         Supplies ...................            8,396            7,661
                                               -------          -------
         Total ......................          $55,963          $58,956
                                               =======          =======

        Excluding supplies, which are valued at average cost, the cost of the LIFO inventories valued at the lower of average cost or market (which approximates current cost) at December 31, 1998 and 1997 was $46.9 million and $50.0 million, respectively.


NOTE 6.  TIMBER AND TIMBERLANDS AND PROPERTY, PLANT AND EQUIPMENT

        Timber and timberlands consisted of the following at December 31 (in thousands):

                                                      1998                1997
                                                   ----------            --------
         Timber and logging roads - net .......    $  907,830            $789,513
         Timberlands ..........................       122,654              98,181
                                                   ----------            --------
         Timber and timberlands - net .........    $1,030,484            $887,694
                                                   ==========            ========

        Property, plant and equipment consisted of the following at December 31 (in thousands):

                                                           1998                  1997
                                                        ---------             ---------
         Land, buildings and improvements ....          $  66,714             $  61,155
         Machinery and equipment .............            275,149               235,349
                                                        ---------             ---------
                                                          341,863               296,504
         Accumulated depreciation ............           (155,684)             (132,948)
                                                        ---------             ---------
         Property, plant and equipment - net..          $ 186,179             $ 163,556
                                                        =========             =========


NOTE 7.  BORROWINGS

        Long-term debt and the Line of Credit consisted of the following at December 31 (in thousands):

                                                     1998                  1997
                                                  ---------             ---------
         Senior Notes due 2007 .........          $ 122,000             $ 130,300
         First Mortgage Notes due 2007..            112,000               122,100
         Senior Notes due 2009 .........            150,000               150,000
         Senior Notes due 2011 .........            177,008
         Senior Notes due 2016 .........            200,000               200,000
         Line of Credit ................            200,000               161,000
                                                  ---------             ---------
         Total long-term debt ..........            961,008               763,400
         Less: current portion .........            (18,400)              (18,400)
                                                  ---------             ---------
         Long-term portion .............          $ 942,608             $ 745,000
                                                  =========             =========


        On November 12, 1998, the Partnership issued $171.4 million of senior notes (the "Senior Notes due 2011") to S.D. Warren Company to finance the Maine Timberland Acquisition. The Company recorded a premium on the Senior Notes due 2011 of $5.6 million to reflect the market value of the notes at the date of issuance. The premium will be amortized using the effective interest rate method over the terms of the notes. The Senior Notes due 2011 mature in 2007 through 2011 and bear interest at rates ranging from 7.62% to 7.83%, payable quarterly. The effective interest rates on the Senior Notes due 2011 range from 7.16% to 7.32%.

        The Partnership has an unsecured revolving line of credit ("Line of Credit") which matures on December 13, 2001 and bears interest at a floating rate (7.0% as of December 31, 1998 and 1997). The weighted average interest rate for borrowings under the Line of Credit during 1998 and 1997 was 5.9% and 6.1%, respectively. Borrowings on the Line of Credit fluctuate daily based on cash needs. Subject to customary covenants, the Line of Credit allows the Partnership to borrow from time to time up to $225 million, including up to $20 million of standby letters of credit issued on behalf of the Partnership and Manufacturing. As of December 31, 1998, $25 million remained available for borrowing under the Line of Credit and the Company had no outstanding standby letters of credit. As of January 4, 1999, the Partnership had repaid $100 million of the borrowings under the Line of Credit.

        The Senior Notes due 2007 and the First Mortgage Notes due 2007 bear interest at 11.125%, payable semiannually. The Senior Notes due 2009 bear interest at 8.73%, payable semiannually. The Senior Notes due 2016 mature in 2006 through 2016 and bear interest at rates ranging from 7.74% through 8.05%, payable semiannually. The Senior Notes, excluding the Senior Notes due 2011, and the First Mortgage Notes are redeemable prior to maturity subject to a premium on redemption, which is based upon interest rates of U.S. Treasury securities having similar average maturities as these notes. At December 31, 1998 and 1997, the premium that would have been due upon early retirement would have approximated $146 million and $116 million, respectively. The four series of senior notes are unsecured. The First Mortgage Notes are collateralized by a significant portion of the property, plant and equipment of Manufacturing and are guaranteed by the Partnership.

        The aggregate maturities on the Senior Notes and the First Mortgage Notes (collectively, the "Note Agreements") and the Line of Credit are as follows (in thousands):

                                                   Note          Line
                                                Agreements     of Credit
                                                ----------     ---------
        1999................................    $  18,812
        2000................................       27,392
        2001................................       27,423      $ 200,000
        2002................................       27,458
        2003................................       27,494
        Thereafter..........................      632,429

All principal and interest payments due under the Note Agreements are nonrecourse to the General Partner. The Note Agreements and the Line of Credit contain certain restrictive covenants, including limitations on harvest levels, sales of assets, cash distributions and the incurrence of indebtedness. In addition, the Line of Credit requires the maintenance of a required interest coverage ratio. The Company was in compliance with such covenants at December 31, 1998 and 1997.


NOTE 8.  FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximate fair value due to the short-term maturities of these instruments. The estimated fair value of the Company's debt, based on current interest rates for similar obligations with like maturities, was approximately $1.02 billion and $843 million and was carried at $961 million and $763 million as of December 31, 1998 and 1997, respectively.


NOTE 9.  PARTNERS' CAPITAL

        The changes in Partners' Capital were as follows (in thousands):

                                                        Limited               General
                                                        Partners               Partner                Total
                                                        ---------             ---------             ---------
         January 1, 1996 ...................            $ 234,117             $    (249)            $ 233,868
         Net Income ........................              195,822                27,777               223,599
         Cash Distributions ................              (84,131)              (25,985)             (110,116)
         Issuance of Limited Partner Units .              144,297                                     144,297
                                                        ---------             ---------             ---------
         December 31, 1996 .................              490,105                 1,543               491,648
         Net Income ........................               79,778                31,918               111,696
         Cash Distributions ................             (100,059)              (32,948)             (133,007)
                                                        ---------             ---------             ---------
         December 31, 1997 .................              469,824                   513               470,337
         Net Income ........................               41,723                33,713                75,436
         Cash Distributions ................             (104,690)              (35,668)             (140,358)
                                                        ---------             ---------             ---------
         December 31, 1998 .................            $ 406,857             $  (1,442)            $ 405,415
                                                        =========             =========             =========

        The total number of Units outstanding at December 31, 1998 and 1997 was 46,323,300. On October 22, 1996, the Partnership issued 5,600,000 Units for net proceeds of $141.4 million. On November 5, 1996, 115,000 additional
Units were issued by the Partnership for net proceeds of $2.9 million. The combined proceeds are net of issuance costs of $8.6 million.

        In accordance with the Partnership Agreement, the General Partner is authorized to make quarterly cash distributions. For the years ended December 31, 1998, 1997 and 1996, the General Partner declared $2.28, $2.20 and $2.02 per Unit, respectively, to be paid to the Partnership's Unitholders. For quarterly cash distributions exceeding $0.21-2/3 per Unit, the General Partner is provided with an incentive distribution. See Note 13 to Notes to Combined Financial Statements.





NOTE 10.  INCOME TAXES

        The provision for income taxes was as follows (in thousands):

                                                        Year Ended December 31,
                                               -------------------------------------
                                               1998           1997              1996
                                               ----            ---            ------
         Current Federal ..................    $426            $43            $1,201
         Current State.....................      91             37               190
                                               ----            ---            ------
         Total ............................    $517            $80            $1,391
                                               ====            ===            ======

        Reconciliation of the federal statutory rate to the effective income tax rate was as follows:

                                                          1998                1997                1996
                                                         ------              ------              ------
         Statutory tax rate ....................           35.0%               35.0%               35.0%
         State tax net of federal tax benefit ..            0.0                 0.0                 0.1
         Nontaxable partnership income .........          (34.3)              (34.9)              (34.6)
         Other .................................            0.0                 0.0                 0.1
                                                         ------              ------              ------
         Effective tax rate ....................            0.7%                0.1%                0.6%
                                                         ======              ======              ======

NOTE 11.  EMPLOYEE PENSION AND RETIREMENT PLANS

        PENSION PLAN. The Company provides defined benefit pension plans that cover substantially all employees. The following tables provide a reconciliation of benefit obligations, plan assets, and funded status of the plans for the years ended December 31 (in thousands):

        CHANGE IN BENEFIT PLAN

                                                                       1998                 1997
                                                                     --------             --------
         Benefit obligation at beginning of year .........           $ 56,286             $ 48,756
         Service cost ....................................              3,668                2,941
         Interest cost ...................................              4,046                3,522
         Actuarial loss ..................................              5,640                4,130
         Benefits paid ...................................             (2,917)              (3,063)
                                                                     --------             --------
         Benefit obligation at end of year ...............           $ 66,723             $ 56,286
                                                                     ========             ========

         Change in plan assets ...........................               1998                 1997
                                                                     --------             --------
         Fair value of plan assets at beginning of year ..           $ 57,635             $ 49,727
         Actual return on plan assets ....................              9,341                9,471
         Benefits paid ...................................             (2,917)              (3,063)
         Employer contributions ..........................                                   1,500
                                                                     --------             --------
         Fair value of plan assets at end of year ........           $ 64,059             $ 57,635
                                                                     ========             ========
         Funded Status ...................................           $ (2,664)            $  1,349
         Unrecognized net actuarial loss .................              1,287                  855
         Unrecognized prior service cost .................                668                  776
                                                                     --------             --------
         Prepaid (Accrued) benefit cost ..................           $   (709)            $  2,980
                                                                     ========             ========






NOTE 11.  EMPLOYEE PENSION AND RETIREMENT PLANS (CONTINUED)



        The components of the Company's pension cost were as follows for the years ended December 31 (in thousands):

         COMPONENTS OF NET PERIODIC BENEFIT COST              1998                1997                1996
                                                            -------             -------             -------
         Service cost ..........................            $ 3,668             $ 2,941             $ 2,419
         Interest cost .........................              4,046               3,522               3,388
         Expected return on plan assets ........             (4,342)             (3,817)             (3,507)
         Amortization of prior service cost ....                108                 108                 108
         Recognized actuarial loss .............                208                 169                 436
                                                            -------             -------             -------
         Net periodic benefit cost .............            $ 3,688             $ 2,923             $ 2,844
                                                            =======             =======             =======

        The following assumptions were used in accounting for the Company's pension plan as of December 31:

                                                                1998                1997               1996
                                                              -------             -------            -------
         Weighted average discount rate ..........               6.75%                7.0%               7.5%
         Rate of increase in compensation levels .                5.0%                5.0%               5.0%
         Expected long-term rate of return on plan
           assets ................................                8.5%                8.5%               8.5%

        THRIFT AND PROFIT SHARING PLAN. The Company sponsors an employee thrift and profit sharing plan under section 401 of the Internal Revenue Code. This plan covers substantially all full-time employees. The Company matches employee contributions of up to six percent of compensation at rates ranging from 35% to 100%, depending upon the Company's financial performance. Amounts charged to expense were $2.9 million, $3.9 million and $2.6 million during 1998, 1997 and 1996, respectively. The Company matched 70%, 100% and 100% for the years 1998, 1997 and 1996, respectively. Approximately 725 employees were added to the plan during the fourth quarter of 1996 as a result of the October 18, 1996 acquisition in the Southern United States.

        OTHER BENEFIT PLANS. Certain executives and key employees of the General Partner participate in incentive benefit plans established by the General Partner which provide for the granting of Units and/or cash bonuses upon meeting performance objectives. See Note 12 to Notes to Combined Financial Statements.


NOTE 12. UNIT-BASED COMPENSATION PLANS

        Effective October 1, 1993, and January 1, 1994 the General Partner established a Long-Term Incentive Plan and a Key Employee Long-Term Incentive Plan, (collectively "the 1994 Plans"), respectively. The 1994 Plans authorized the granting of up to 2,500,000 Unit Appreciation Rights ("UARs") to certain executives and key employees (collectively "participants") of the General Partner. When any of five Unit Value Targets ("UVTs") established by the 1994 Plans were met through a combination of Unit market appreciation plus Partnership cash distributions ("Total Unitholder Return"), a percentage of the UARs was triggered and Units were credited to the participants' accounts. In general, each successive UVT is met when Total Unitholder Return over the life of the plan equals or exceeds approximately 15% compounded annual growth. Units in participants' accounts earn additional Units equal to the amount of any subsequent partnership distribution. The performance period under the 1994 Plans during which UVTs may be met ended December 31, 1998, at which time all earned Units vested. Costs incurred by the General Partner in administering and funding the 1994 Plans were borne by the Partnership.

        On April 17, 1998, the fifth and final target under the 1994 Plans was met. As a result of meeting all five targets, participants' accounts were credited with 902,866 Units, net of forfeitures. Total compensation expense for the 1994 Plans was $27.3 million, of which $13.3 million, $7.8 million, and $3.9 million was recognized in 1998, 1997 and 1996, respectively. Approximately 70% of the Units will be distributed during the first quarter of 1999, with the remainder being distributed subsequent to the participants separation from the Company.

        Effective April 18, 1998, the General Partner established a new Long- Term Incentive Plan and a new Key Employee Long-Term Incentive Plan, (collectively "the 1998 Plans") with terms similar to those of the previously adopted 1994 Plans. The 1998 Plans authorize granting up to 1,175,000 UARs to certain executives and key employees (collectively "participants"). The performance period under which UARs may be earned ends December 31, 2003. Earned Units generally vest at the end of the performance period. Costs incurred by the General Partner in administering and funding the 1998 Plans are borne by the Partnership.

        Under the 1998 Plans, the General Partner has granted 1,163,500 UARs, net of forfeitures, to participants which could result in 1,163,500 Units being earned over the life of the 1998 Plans if all targets were met. As of December 31, 1998 no UVTs have been achieved under the 1998 Plans. Accordingly, no compensation cost has been recognized in the Combined Statement of Income.

        The Company applies APB 25 in accounting for the 1994 and the 1998 Plans. In general, under APB 25 no compensation expense is recognized until a UVT is met. Effective January 1, 1996, SFAS 123 encouraged adoption of fair value-based method for valuing the cost of stock-based compensation. Under SFAS 123, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the plan's performance period. However, SFAS 123 allowed companies to continue to apply the principles of APB 25 in recognizing expense and disclose pro forma net earnings and earnings per share in accordance with SFAS 123. Furthermore, since most of the grants under the 1994 Plans were granted prior to the effective date of SFAS 123, pro forma disclosure is only required with respect to grants made after December 31, 1994. Had compensation expense for the Company's Unit-based compensation plans been determined consistent with SFAS 123, the Company's net income and net income per Unit would have been as follows:

                                             1998                  1997                   1996
                                             ----                  ----                   ----
                                                        (In Thousands, Except per Unit)
         Net Income:
                 As reported .........   $    75,436           $   111,696            $   223,599
                 Pro forma ...........        75,407               111,992                223,624
         Net Income per Unit:
                 As reported .........   $      0.90           $      1.72            $      4.71
                 Pro forma ...........          0.90                  1.73                   4.71




NOTE 12. UNIT-BASED COMPENSATION PLANS (CONTINUED)



        The effect of applying SFAS 123 for the pro forma disclosures is not representative of the effects expected on reported net income and net income per Unit in future years, since the disclosures do not reflect compensation expense for UARs granted prior to 1995. In addition, UAR valuations are based on highly subjective assumptions about the future, including Unit price volatility.

        The Company used the Monte Carlo path-dependent model to determine the fair value of UAR grants. The following tables summarize UAR grants and assumptions applied in determining pro forma compensation expense under the 1994 and 1998 Plans for the years ended December 31:

1994 PLANS

                                                       1998               1997               1996
                                                    ----------         ----------         ----------
         UARs Granted .........................         16,333             22,533             90,601
         Weighted-average fair value of UARs ..
           granted ............................     $    13.98         $     4.64         $     6.02
         Risk-free interest rate ..............           5.25%              6.28%              6.00%
         Expected dividend yield ..............           6.20%              7.40%              7.50%
         Expected life of UARs granted (years).           0.83               1.67               2.17
         Expected Unit price volatility .......           24.3%              18.2%              23.2%

1998 PLANS

                                                                    1998
                                                               -------------
         UARs Granted ..................................           1,163,500
         Weighted-average fair value of UARs granted....       $       12.25
         Risk-free interest rate .......................                5.70%
         Expected dividend yield .......................                7.125%
         Expected life of UARs granted (years)..........                5.67
         Expected Unit price volatility ................                24.7%


        Under the 1994 Plans, if all five targets were met one UAR is converted into approximately one-half Unit. Under the 1998 Plans, if all five targets were met one UAR is converted into one Unit.

        Effective January 1, 1994, the General Partner established a Management Incentive Plan ("MIP") for certain executives of the General Partner. An annual bonus of up to 100% of the respective executive's base salary may be awarded if certain performance objectives established by the General Partner are met by the Company and by the executive. One-half of the bonus will be paid annually in cash and the remaining half will be converted into Units at fair market value and will be distributed at the end of three years. Units in executives' accounts will earn additional Units equal to the amount of any subsequent Partnership cash distributions. Costs incurred in administering and funding the MIP have been borne by the General Partner.


NOTE 13.  RELATED-PARTY TRANSACTIONS

        The General Partner has overall responsibility for the management of the Company. The General Partner has a 2% General Partner interest in the income and cash distributions of the Partnership, subject to certain adjustments, and owns 2% and 4% interests in Manufacturing and Marketing, respectively. The Company reimburses the General Partner for the actual costs of administering its businesses. Amounts reimbursed to the General Partner for such costs were $7.7 million, $6.7 million and $5.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

        The Partnership is required under the Partnership Agreement to reimburse the General Partner for compensation costs related to the management of the Partnership, including the purchase of Units associated with the Unit-Based Compensation Plans discussed in Note 12 to Notes to Combined Financial Statements. During 1998 and 1997, the Partnership paid the General Partner $2.4 million and $9.2 million, respectively, for the purchase of 89,780 Units and 280,482 Units, respectively. In January 1999, a final payment of $6.2 million was paid by the Partnership to the General Partner in connection with the funding of the 1994 Plans.

        Net income is allocated to the General Partner based on 2% of the Company's combined net income (adjusted for the incentive distribution), plus the incentive distribution, as provided by the Partnership Agreement. The incentive distributions paid in 1998, 1997 and 1996 were approximately $32.9 million, $30.3 million and $23.8 million, respectively.

        Certain conflicts of interest could arise as a result of the relationships described above. The Board of Directors and management of the General Partner have a duty to manage the Company in the best interests of the Unitholders and, consequently, must exercise good faith and integrity in handling the assets and affairs of the Company. Related non-interest bearing receivables and payables between the General Partner and the Company are settled in the ordinary course of business. As of December 31, 1998 and 1997, the Company had receivables from the General Partner of $507,978 and $138,502, respectively.


NOTE 14.  COMMITMENTS AND CONTINGENCIES

        A portion of the Company's log requirements is acquired through contracts with public and private sources. Except for required deposits, no amounts are recorded until such time as the Company harvests the timber. At December 31, 1998 and 1997, the unrecorded amounts of those contract commitments were approximately $10.8 million and $15.8 million, respectively. During 1993, the Partnership entered into a log sourcing contract to sell logs to a customer over a ten-year period ending in 2003, based upon prevailing market rates. The Partnership has an annual commitment to supply pulpwood and residual chips to a customer for a 20-year period ending in 2016, based upon prevailing market rates. As part of the Maine Timberland Acquisition, the Partnership entered into a long-term fiber agreement to supply fiber to S.D. Warren Company's paper facility in Skowhegan, Maine at prevailing market prices. The fiber supply agreement with S.D. Warren Company expires in 2023 and may be extended for up to 15 additional years at the option of S.D. Warren Company.

        There are no contingent liabilities which would have a materially adverse effect on the financial position, the results of operations or liquidity of the Company.

        The Company is subject to regulations regarding harvest practices and is involved in various legal proceedings, including environmental matters, incidental to its business. While administration of current regulations and any new regulations or proceedings have elements of uncertainty, the General Partner believes that none of the pending legal proceedings or regulatory matters will have a materially adverse effect on the financial position, the results of operations or liquidity of the Company.

        The Company leases buildings and equipment under non-cancelable operating lease agreements. The Company's operating lease expense was $3.2 million, $2.9 million and $2.3 million for 1998, 1997 and 1996, respectively. The following summarizes the future minimum lease payments (in thousands):

         1999 .................................                 $ 3,335
         2000 .................................                   2,687
         2001 .................................                   2,197
         2002 .................................                   1,744
         2003 .................................                   1,546
         Thereafter ...........................                     657
                                                                -------
         Total ................................                 $12,166
                                                                =======


NOTE 15.  SEGMENT INFORMATION

        The Company is organized into eight business units on the basis of both product line and geographic region. Each business unit has a separate management team due to different production processes and/or marketing strategies. In applying SFAS 131, these business units have been aggregated into five reportable segments based on similar long-term economic characteristics. The Company's reportable segments are: Lumber, Northern Resources, Panel, Southern Resources, and Land Sales.

        The Northwest Lumber unit and the Southern Lumber unit are aggregated into the Lumber segment. The Lumber segment consists of eight manufacturing facilities in the Northwest and Southern United States. These facilities produce boards, studs, and dimension lumber targeted towards domestic lumber retailers, home construction, and industrial customers, and to a lesser extent, Pacific Rim countries and Europe. Residual chip products are sold to regional pulp and paper manufacturers.

        The Cascades, Rocky Mountain, and Northeastern Resource units are aggregated into the Northern Resources segment. The Northern Resources segment consists of timberlands in the Northwest and Northeastern United States. Northern Resources grows and harvests timber for sale in export markets, primarily Pacific Rim countries and Canada, and domestic markets, primarily Idaho, Maine, Montana, and Washington. The domestic market includes sawlog sales directly to the Lumber and Panel segments and to unaffiliated wood product manufacturers, as well as pulp logs and chips to third-party domestic pulp and paper manufacturers.

        The Panel segment consists of one MDF and two plywood manufacturing facilities located in the Northwest United States. These facilities produce high-quality panels that are primarily targeted towards domestic industrial customers, such as boat, recreational vehicle, furniture and door manufacturers, and to a lesser extent, Pacific Rim countries, Canada and Europe. Residual chip products are sold to regional pulp and paper manufacturers.

        The Southern Resources segment consists of timberlands located in the Southern United States. Southern Resources grows and harvests timber for sale in domestic markets, primarily Arkansas and Louisiana. Southern Resources' revenues are derived from sawlog sales to the Lumber segment and to unaffiliated domestic mills, as well as pulp logs and chips to third-party domestic pulp and paper manufacturers.

        The Land Sales segment consists of timberlands in the various resource units that have been identified from time-to-time as having a higher and better use than forest management, such as for recreational or conservation purposes.

        A plywood manufacturing facility in the Southern United States and a chip facility in the Northwest United States are included in "Other." The plywood facility was permanently closed and the chip facility was sold in 1998.

        The accounting policies of the segments are substantially the same as those described in Note 1 to Notes to Combined Financial Statements. For segment purposes, however, inventories are stated at the lower of average cost or market on the first-in, first-out ("FIFO") method. Segment data includes external revenues, intersegment revenues and operating income, as well as export revenues and depreciation, depletion, and amortization. The Company evaluates performance and allocates capital to the segments based on operating income before; other gains and losses, interest, unallocated corporate expenses, and taxes. Asset information by reportable segment is not reported, as the Company does not produce such information internally.

        The table below presents information about reported segments for the years ending December 31, 1998, 1997, and 1996 (in thousands).



                                    Northern                       Southern        Land
                     Lumber        Resources         Panel         Resources       Sales          Other           Total
                     ------        ---------         -----         ---------       -----          -----           -----
1998
External
  revenues          $281,614        $131,625        $154,640        $68,800        $32,813        $29,878        $699,370
Intersegment
  revenues                           118,675                         49,562                                       168,237
Export
  revenues             7,127          23,197           1,638                                                       31,962
Depreciation,
  depletion and
  amortization        13,105          29,716          10,598         15,530                           274          69,223
Operating
  income               2,599          73,715          14,360         53,568         26,598         (2,247)        168,593

1997
External
  revenues          $294,839        $158,535        $149,618       $ 54,780       $ 17,884       $ 49,915        $725,571
Intersegment
  revenues                           115,387                         64,287                                       179,674
Export
  revenues            16,125          41,003           5,950                                                       63,078
Depreciation,
  depletion and
  amortization        11,514          30,204          10,004         17,734                           678          70,134
Operating
  income              34,667          98,792           8,462         54,313         13,963         (1,152)        209,045

1996
External
  revenues          $239,252        $196,427        $138,947        $ 7,115       $ 42,324        $ 9,676        $633,741
Intersegment
  revenues                           112,330                         11,139                                       123,469
Export
  revenues            16,613          53,111           2,966                                                       72,690
Depreciation,
  depletion and
  amortization        11,576          32,017           9,024          2,897                           156          55,670
Operating
  income              18,596         119,767           5,305          8,149         35,434         (1,682)        185,569





NOTE 15.  SEGMENT INFORMATION (CONTINUED)



        Intersegment sales prices are determined quarterly, based upon estimated market prices and terms in effect at that time. Export revenues consist of log sales to Japan and Canada, as well as lumber and panel sales primarily to Canada and Mexico. No single customer provides more than 10% of the Company's revenue. The Company holds no long-lived foreign assets.

        A reconciliation of total operating income to combined income before income taxes, for the years ended December 31 is as follows (in thousands):

                                                       1998              1997              1996
                                                    ---------         ---------         ---------
         Total segment operating income .......     $ 168,593         $ 209,045         $ 185,569
         Gain (Loss) of disposition of
           assets - net .......................          (805)           (1,223)          108,852
         Interest expense - net ...............       (59,580)          (59,251)          (48,850)
         Corporate and other unallocated
           expenses ...........................       (32,255)          (36,795)          (20,581)
                                                    ---------         ---------         ---------
         Combined income before income taxes ..     $  75,953         $ 111,776         $ 224,990
                                                    =========         =========         =========


NOTE 16.  SUBSEQUENT EVENT

        On January 26, 1999, the Board of Directors of the General Partner authorized the Partnership to make a distribution of $0.57 per Unit for the fourth quarter of 1998. Total distributions will approximate $35.5 million (including $9.1 million to the General Partner) and will be paid on February 25, 1999 to Unitholders of record on February 12, 1999.


                        Combined Quarterly Information
                                  (Unaudited)
                        (In Thousands, Except per Unit)


         1998                                       1st Qtr         2nd Qtr         3rd Qtr         4th Qtr
         ----                                       -------         -------         -------         -------
         Revenues .............................     $164,325        $171,799        $174,476        $188,770
         Gross profit .........................       45,681          50,675          42,625          55,023
         Operating income .....................       36,041          32,885          32,101          40,060
         Net income ...........................       21,280          16,131          16,042          21,983
         Net income allocable to Unitholders ..       13,181           7,631           7,544          13,367
         Net income per Unit ..................     $   0.28        $   0.17        $   0.16        $   0.29


         1997                                       1st Qtr         2nd Qtr         3rd Qtr          4th Qtr
         ----                                       -------         -------         -------         -------
         Revenues .............................     $171,248        $171,962        $198,663        $183,698
         Gross profit .........................       53,764          53,736          63,639          51,173
         Operating income .....................       43,222          42,683          47,666          39,710
         Net income ...........................       27,358          27,224          32,801          24,313
         Net income allocable to Unitholders ..       20,147          19,006          24,472          16,153
         Net income per Unit ..................     $   0.43        $   0.42        $   0.52        $   0.35




REPORT OF INDEPENDENT ACCOUNTANTS


TO THE UNITHOLDERS AND DIRECTORS OF THE GENERAL PARTNER OF PLUM CREEK TIMBER COMPANY, L.P.


In our opinion, the accompanying combined balance sheet and the related combined statements of income and of cash flows present fairly, in all material respects, the financial position of Plum Creek Timber Company, L.P. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Seattle, Washington
January 26, 1999






REPORT OF MANAGEMENT


        The management of Plum Creek Timber Company, L.P. is responsible for the preparation, fair presentation, and integrity of the information contained in the financial statements in this Annual Report. These statements have been prepared in accordance with generally accepted accounting principles and include amounts determined using management's best estimates and judgments.

        The Company maintains a system of internal controls to provide reasonable assurance that assets are safeguarded and that transactions are recorded properly to produce reliable financial records. The system of internal controls includes appropriate divisions of responsibility, established policies and procedures (including a code of conduct to foster a strong ethical climate) that are communicated throughout the Company, and careful selection, training and development of our people. The Company conducts a corporate audit program to provide assurance that the system of internal controls is operating effectively.

        Our independent certified public accountants have performed audit procedures deemed appropriate to obtain reasonable assurance that the financial statements are free of material misstatement.

        The Board of Directors provides oversight to the financial reporting process through its Audit and Compliance Committee, which meets regularly with management, corporate audit, and the independent certified public accountants to review the activities of each and to ensure that each is meeting its responsibilities with respect to financial reporting and internal controls.


/s/ RICK R. HOLLEY
------------------
Rick R. Holley
President and Chief Executive Officer


/s/ DIANE M. IRVINE
-------------------
Diane M. Irvine
Vice President and Chief Financial Officer




DIRECTORS

David D. Leland
Chairman of the Board
Plum Creek Timber Company, L.P.

Rick R. Holley
President and Chief Executive Officer
Plum Creek Timber Company, L.P.

Ian B. Davidson
Chairman and Chief Executive Officer
D.A. Davidson & Co.

George M. Dennison
President
The University of Montana

Charles R. Grenier
Executive Vice President
Plum Creek Timber Company, L.P.

William E. Oberndorf
Managing Director
SPO Partners & Co.

William J. Patterson
Managing Director
SPO Partners & Co.

John H. Scully
Managing Director
SPO Partners & Co.

OFFICERS

Rick R. Holley
President and Chief Executive Officer

Charles P. Grenier
Executive Vice President

Wiliam R. Brown
Vice President, Strategic Business Development

Michael J. Covey
Vice President, Resources

Barbara L. Crowe
Vice President, Human Resources

Diane M. Irvine
Vice President and Chief Financial Officer

James A. Kraft
Vice President, General Counsel and Secretary

David W. Lambert
Treasurer

PRINCIPAL HEADQUARTERS
Plum Creek Timber Company, L.P.
999 Third Avenue, Suite 2300
Seattle, Washington 98104
(206) 467-3600
www.plumcreek.com

ANNUAL MEETING
No Annual Meeting is required for the Partnership

INVESTOR CONTACT

Any questions or information requests can be referred to Michelle D. Monfor, Director, Investor Relations
(800) 858-5347 or (206) 467-3613

FORM 10-K

Additional copies of this Report and Plum Creek's Report on Form 10-K are available without charge upon written request to:

Plum Creek Timber Company, L.P.
Investor Relations Department
999 Third Avenue, Suite 2300
Seattle, Washington 98104

STOCK TRANSFER AGENT AND REGISTRAR

BankBoston, N.A.
c/o Boston Equiserve
P.O. Box 8040
Boston, Massachusetts 02266-8040

Telephone inquiries: (800) 730-6001
Facsimile: (781) 828-8813
Internet: www.equiserve.com

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
1800 First Interstate Center
Seattle, Washington 98104

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